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                                                                      EXHIBIT 11



                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                  COMPUTATION OF NET LOSS PER COMMON SHARE (1)





                                                          THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                            SEPTEMBER 30,                           SEPTEMBER 30,
                                                       1997                1996               1997                1996

NET LOSS                                           $(18,434,350)       $(11,496,149)      $(49,977,316)       $(32,457,845)
                                                   ============        ============       ============        ============

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
SHARES:
   Weighted average common stock outstanding
     during the period                               25,277,563          25,732,987         25,234,031          22,085,644
   Conversion of preferred stock                             --                  --                 --           1,845,619
   Dilutive effect of common equivalent shares
     issued subsequent to October 31, 1994 (2)               --                  --                 --              58,176
                                                   ------------        ------------       ------------        ------------

                                                     25,277,563          25,732,987         25,234,031          23,989,439
                                                   ============        ============       ============        ============

NET LOSS PER COMMON SHARE                          $       (.73)       $       (.45)      $      (1.98)       $      (1.35)
                                                   ============        ============       ============        ============

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(1)  Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.

(2)  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
     No. 83, stock options issued at prices below the initial public offering price per share (cheap stock) during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.